UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 8, 2026

WABASH NATIONAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-10883	52-1375208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3900 McCarty Lane
Lafayette	Indiana	47905
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (765) 771-5310
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WNC	New York Stock Exchange
 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 8, 2026, Wabash National Corporation (the “Company”) announced that Michael N. Pettit will transition from his role as Senior Vice President, Chief Growth Officer effective on April 8, 2026 (the “Transition Date”). Mr. Pettit will remain employed by the Company in a non-executive consulting and transition capacity as Senior Advisor, to ensure a smooth transition of duties, until the third quarter of 2026 (the “Separation Date”). In his role as Senior Advisor, Mr. Pettit will report to the Company’s Chief Executive Officer or the Chief Executive Officer’s designee.
In connection with Mr. Pettit's transition and separation, he has entered into a Transition Agreement with the Company, dated April 8, 2026 (the “Transition Agreement”). Mr. Pettit is also currently a participant in the Company’s Executive Severance Plan (the “ESP”), the Company’s Change in Control Severance Pay Plan (the "Change in Control Plan") and the Company’s other incentive compensation and employee benefit plans. Mr. Pettit’s separation from employment on the Separation Date is expected to be a termination without cause for purposes of the ESP and, as a result, he will be entitled to receive the severance benefits provided by the ESP as described in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on March 31, 2026. Under the terms of the ESP, Mr. Pettit’s entitlement to severance is conditioned on his execution and non-revocation of a release of claims and on his compliance with restrictive covenants set forth in the ESP. In addition, due to his resignation from his officer role as of the Transition Date, Mr. Pettit will not be a participant in, or entitled to enhanced separation benefits under, the Change in Control Plan during or after the Transition Period.
The Transition Agreement provides for the following during the period between the Transition Date and the Separation Date (the “Transition Period”) in exchange for Mr. Pettit’s execution of a general release of claims, as well as continued compliance with the covenants in the Transition Agreement: (1) continued base salary at an annual rate of $575,000, payable in accordance with the Company’s regular payroll practices; (2) continued eligibility to receive a pro-rated annual incentive bonus for 2026 calculated based on Mr. Pettit’s service until the Separation Date; and (3) continued vesting in all outstanding equity awards in accordance with their terms until the Separation Date. Mr. Pettit will not receive any further grants of cash- or equity-based incentive compensation during the Transition Period.
The foregoing description of the Transition Agreement is a summary only and is qualified in its entirety by reference to the full text of the Transition Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The ESP was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 16, 2015.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Index
Exhibit No.	Description
10.1	Transition Agreement between Wabash National Corporation and Michael N. Pettit, dated April 8, 2026.
104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WABASH NATIONAL CORPORATION

Date: April 8, 2026	By:	/s/ M. Kristin Glazner
M. Kristin Glazner
Senior Vice President, Chief Administrative Officer, Corporate Secretary